Exhibit 99.1

IA Global Announces Appointment of Mark I. Lev, Wellfleet Partners, to its Board of Directors; Forms Mergers & Acquisitions Committee

SAN FRANCISCO--(BUSINESS WIRE)—IA Global, Inc. (OTCQB: IAGI.QB) (the “Company”), a global services and technology company, today announced that it has appointed investment industry veteran Mark I. Lev, Esq., Chairman and CEO of Wellfleet Partners, Inc. to its Board of Directors. Mr. Lev will chair the newly formed Mergers & Acquisitions Committee.

Mr. Lev has an established career in corporate finance, investment banking and law with over 27 year’s experience. After graduating law school, he worked as Corporate Counsel for Emanuel and Company in 1984 eventually becoming the Director of Investment Banking. He then went on to found Global Capital Group and Global Capital Securities, Inc., a publicly traded investment and merchant banking brokerage firm, serving as the Chief Executive Officer and Chairman. Upon the sale of his interest, he founded First Asset Management Inc. (“FAM”), a full service investment and merchant banking brokerage firm, where he served as the Chairman and Chief Executive Officer. During his tenure, FAM was involved in over $1 billion in funding through over 100 public offerings and over 200 Private Placements and/or Bridge Loans through 400+ Registered Representatives and 9 branch offices.

In 1998, Mr. Lev founded Wellfleet Partners, a boutique financial services and consulting firm located in New York City. Wellfleet provides small and mid-size emerging private and/or publicly traded national and international growth companies with operational, financial and strategic advisory services. Since its founding, Wellfleet has been engaged directly or through its affiliations, in a wide range of investment and merchant banking, venture capital, financial and strategic consulting services. In 2008, Mr. Lev and the employees of Wellfleet became affiliated with Sandgrain Securities, Inc. (“Sandgrain”), an established New York broker-dealer firm. Sandgrain is a FINRA/SIPC regulated financial services and brokerage firm. He concentrates all of his money management, brokerage and investment banking related activities at Sandgrain.

Mr. Lev holds a bachelors degree from Queens College of the City University of New York and a law degree from Boston University. He is a member of the American Bar Association and also holds Series 7 & 63 Securities Licenses.

Brian Hoekstra, CEO and Chairman, commented, “For the past 18 months, IA Global has been in the process of building a solid corporate foundation by putting the right people in place to grow organically and through strategic acquisitions. With this latest appointment, we have brought in a dynamic, business savvy leader while filling a gap on the investment banking and financing side. Mr. Lev has a wealth of knowledge and experience in areas such as corporate finance, mergers and acquisitions as well as strong relationships within our target markets. We expect that he will bring keen insight to our growth initiatives going forward”.

ABOUT IA GLOBAL INC.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions. The Company is currently utilizing its business partnerships to acquire growth businesses in its target sectors and markets. The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Global Markets, and technology infrastructure.

Contact:

Investor Relations of IA Global, Inc.
415-946-8828
ir@iaglobalinc.com
or
American Capital Ventures
Howard Gostfrand, 305-918-7000
info@amcapventures.com
www.amcapventures.com